Exhibit 77C for AXP Variable Portfolio - Investment Series, Inc.

          RESULTS OF AXP VARIABLE PORTFOLIO - BLUE CHIP ADVANTAGE FUND
                      SPECIAL MEETING HELD ON JUNE 9, 2004
                                   (Unaudited)

A brief description of the proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposal is set forth below.

To approve an Agreement and Plan of Reorganization between the Fund and AXP Variable Portfolio - Capital Resource Fund.

Dollars Voted "For"    Dollars Voted "Against"    Abstentions   Broker Non-Votes
   67,145,878.874           3,091,321.666        3,569,278.988       0.000


                 RESULTS OF AXP VARIABLE PORTFOLIO - STOCK FUND
                      SPECIAL MEETING HELD ON JUNE 9, 2004
                                   (Unaudited)

A brief description of the proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposal is set forth below.

To approve an Agreement and Plan of Reorganization between the Fund and AXP Variable Portfolio - Capital Resource Fund.


Dollars Voted "For"    Dollars Voted "Against"    Abstentions   Broker Non-Votes
   14,144,907.809            857,389.625          624,825.461        0.000